                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Susan Fedor, Investor Relations
203.894.3288, susanfedor@vitalworks.com


                       Kahane Named Next CEO of VitalWorks
  Walsh to Remain as Chairman of the Board; Changes Effective September 1, 2004


RIDGEFIELD, CT, July 27, 2004 /Market Wire/ - Joseph M. Walsh, president, chief executive officer, and chairman of VitalWorks Inc. (Nasdaq: VWKS), a leader in radiology and medical information technology solutions, announced today that he will be transferring the titles and responsibilities of president and chief executive officer to Stephen N. Kahane, M.D., who is currently the company's vice chairman and chief strategy officer.

At its meeting Monday, VitalWorks' board of directors appointed Dr. Kahane chief executive officer and president, effective September 1, 2004

As chairman of the board, Mr. Walsh will remain involved in the company's strategic planning and will continue to work closely with Dr. Kahane. Mr. Walsh indicated that he will serve in this capacity at least through the end of his employment agreement. "During the past year, I have been focusing on the longer term strategy of the company, including identifying trends in the healthcare industry and emerging technologies," said Mr. Walsh. "At the same time, Steve has been taking on more of an operational role. With the exciting opportunities that lie ahead for us, and with the improved financial results delivered this quarter, it seems like an appropriate time for this transfer to take place. I feel that the title changes are consistent with, and more accurately reflect, the changing roles of Steve and myself."

"Joe and I work together extremely well and we have put together an excellent team at VitalWorks," said Dr. Kahane. "For the past several years, this team has made some important accomplishments, and we believe that we have positioned VitalWorks for a healthy future in a very exciting marketplace. I look forward to continuing to work closely with Joe and the entire team at VitalWorks as we move forward with several very exciting product lines and initiatives. I believe that together we will continue to extend our value delivery capability and should be able to deliver good results for our shareholders as well."

Dr. Kahane has served as VitalWorks' vice chairman and chief strategy officer since 2000. A Johns Hopkins-trained physician, he previously served as the president and chief executive officer of Datamedic Holding Corp., a practice management and clinical software company, prior to its acquisition by VitalWorks in 1999.

About VitalWorks

VitalWorks Inc. is a leading provider of information and image management technology and services targeted to healthcare practices and organizations throughout the United States. The company provides IT-based, specialty-specific solutions for imaging centers and hospital radiology departments, and medical practices specializing in anesthesiology, ophthalmology, emergency medicine, plastic surgery, dermatology and internal medicine. The company also offers enterprise-level systems designed for large physician groups and networks. The company's range of software solutions provide image management, workflow management, and information management related to administrative, financial, and clinical functions for physicians, radiologists and other healthcare providers. VitalWorks provides its clients with ongoing software support, implementation, training, and electronic data interchange, or EDI, services for patient billing and claims processing. Visit the company at http://www.vitalworks.com.

Safe Harbor Statement

Except for the historical information herein, the matters discussed in this release include forward-looking statements. The forward-looking statements contained in this release include statements about future growth and financial and operating results. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements which include: the length of sales and delivery cycles; the availability of specified computer hardware for resale; changes in the mix of products and/or services sold; the deferral and/or realization of deferred software license and system revenues according to contract terms; the timing, cost and success or failure of new product and service introductions and product upgrade releases; the timing, cost and level of advertising and promotional programs; competition including product offerings, price and service; customer attrition; uncertainties concerning threatened, pending and new litigation against the company including related professional services fees; changes of accounting estimates and assumptions used to prepare the prior periods' financial statements; changing economic, political and regulatory conditions, particularly with respect to the IT-spending environment; the risk that VitalWorks' and AMICAS' businesses and/or products will not be integrated successfully; costs related to the merger with AMICAS; the ability to comply with all government laws, rules and regulations for all applicable products; the inability to achieve revenues from combined lines of products; and other risks affecting VitalWorks' businesses generally and as set forth in VitalWorks' most recent filings with the Securities and Exchange Commission. Due to these and other factors, the company's future growth and revenues and operating results are very difficult to forecast. All forward-looking statements in this press release are qualified by these cautionary statements and are made only as of the date of this press release. VitalWorks is under no obligation to (and expressly disclaims any such obligation to) update or alter their forward-looking statements whether as a result of new information, future events or otherwise.